Exhibit 99.1

VerifyMe Announces Reverse Stock Split of the Company’s Common Stock

LAKE MARY, Fla., September 25, 2026 – (BUSINESS WIRE) – VerifyMe, Inc. (NASDAQ: VRME) (“VerifyMe”), a provider of authentication and precision logistics technologies today announced a planned reverse stock split of its shares of common stock at a ratio of 1-for-10. The reverse stock split will take effect as of 12:01 a.m. ET, on September 29, 2026, and shares of VerifyMe will trade on a post-split basis on Nasdaq under the existing trading symbol, “VRME,” at the market open on September 29, 2026.

At the Company’s Annual Meeting of Stockholders held October 8, 2025, stockholders approved an amendment to the Company’s amended and restated articles of incorporation to implement a reverse stock split in a range of 1-for-2 to 1-for-10 and granted the board of directors the authority to implement and determine the exact split ratio within such range, which was subsequently set by the board at 1-for-10. Following the reverse stock split, the new CUSIP number of the common stock will be 92346X305, with the par value per share of common stock remaining at $0.001. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding warrants and equity awards.

When the reverse stock split becomes effective, every 10 shares of the Company’s issued and outstanding common stock will be combined into one share of common stock. Each stockholder’s percentage ownership interest in VerifyMe will remain unchanged after the reverse stock split. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share of common stock. The reverse stock split will not reduce the number of authorized shares of common stock.

As previously disclosed, on September 18, 2026, VerifyMe’s board of directors declared a special cash dividend of $0.15 per share (the “Dividend”), to be distributed pro-rata per share of VerifyMe common stock to (i) holders of common stock, and (ii) holders of the Series B Convertible Preferred Stock, par value $0.001 per share, on an as-converted basis. Payment of the Dividend is conditioned upon the closing of the previously announced proposed merger with Open World Ltd., pursuant to the Agreement and Plan of Merger, as amended (the “Merger”), which remains subject to the approval of VerifyMe’s stockholders and other closing conditions. The amount payable per share in the Dividend will be adjusted at the same ratio of the Reverse Stock Split such that if the Merger closes and the Dividend becomes payable, each stockholder of record for the Dividend will be entitled to $1.50 per share.

About VerifyMe, Inc.

VerifyMe provides specialized logistics for time and temperature-sensitive products, as well as brand protection and enhancement solutions. To learn more, visit https://www.verifyme.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the timing, implementation, and success of the reverse stock split, and performance as a public company. The words “expect,” “plan,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com